Omar Asali, President and Chief Executive Officer of HRG Group, Plans Departure from the Company in 2017
Company to evaluate potential strategic alternatives to maximize shareholder value
NEW YORK, November 17, 2016 -- HRG Group, Inc. (“HRG” or the “Company”; NYSE: HRG), a holding company that conducts its operations principally through Spectrum Brands Holdings, Inc. (NYSE: SPB), a branded consumer products company, and Fidelity & Guaranty Life (NYSE: FGL), a life insurance and annuity products company, today announced that Omar Asali, President and Chief Executive Officer of HRG, plans to leave the Company in the second half of fiscal 2017 to establish a private investment vehicle that will make long-term investments in private and public companies.
Since HRG’s inception in 2011, Mr. Asali has been responsible for overseeing the day-to-day activities of the Company and establishing the overall business strategy for HRG and its subsidiaries, including M&A and capital markets activities. During his tenure with the Company, HRG’s market capitalization has increased from $140 million to today’s market capitalization of approximately $3 billion, and the Company’s key subsidiaries have achieved strong returns. In the five-year period ended September 30, 2016, SPB’s share price has appreciated 500% compared to a gain of 92% for the S&P 500 and the Company’s investment in FGL in 2011 has compounded at a total rate of return of nearly 400%.
The Company also announced today that its Board of Directors has initiated a process to explore the strategic alternatives available to the Company with a view to maximizing shareholder value. The Company’s Board will work with HRG’s management and will retain financial and legal advisors to assist it with this review. Strategic alternatives may include, but are not limited to, a merger, sale or other business combination involving the Company or its assets.
Drew McKnight, an HRG director, said, “I would like to take this opportunity to recognize Omar’s contributions and the critical role that he has played in creating value for all HRG shareholders. On behalf of the Board, I would like to thank Omar and wish him the best with his future endeavors.”
Mr. Asali said, “I would like to thank the HRG Board and employees, in particular David Maura, for all of their contributions to the success of the Company. I would also like to thank Philip Falcone for giving me the opportunity at HRG. I am proud of our accomplishments and will leave HRG for my next chapter knowing that the Company is well positioned for the next stage of its evolution.”
“Our management team and the Board have been working to enhance stockholder value and, after careful review, we have decided that exploring alternatives to maximize value is in the best interests of all our stockholders,” said Mr. Asali. “HRG owns terrific businesses that have a strong record of performance, and we believe that we have a unique opportunity to maximize value for all of our shareholders.”
Mr. Asali further added, “As we have previously disclosed, FGL and Anbang have extended the outside date for completing FGL’s merger with Anbang Insurance Group from November 7, 2016 to February 8, 2017, pursuant to the Agreement and Plan of Merger dated November 8, 2015. Both parties are committed to securing the remaining regulatory approvals and closing the merger as soon as possible, however, the closing of the merger and the timing thereof is subject to the regulatory review and approval process, none of which can be assured.”

About HRG Group, Inc.:
HRG Group, Inc. is a holding company that conducts its operations principally through Spectrum Brands Holdings, Inc. (NYSE: SPB), a branded consumer products company, and Fidelity & Guaranty Life (NYSE: FGL), a life insurance and annuity products company.  HRG is headquartered in New York and traded on the New York Stock Exchange under the symbol HRG.  For more information on HRG, visit: www.HRGgroup.com.
Forward Looking Statements:
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This document contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including those statements regarding the Company’s review of strategic alternatives and FGL’s merger with Anbang Insurance Group, and any expected or anticipated benefits from the strategic review process and/or FGL’s merger with Anbang Insurance Group. The Company has not set a definitive schedule to complete its review of strategic alternatives. The Company does not intend to provide any further updates until such time as it has entered into definitive documentation with respect to any strategic transaction. There can be no assurance that this process will result in a transaction, or if a transaction is undertaken, as to its terms or timing.
Generally, forward-looking statements include information concerning possible or assumed future distributions from subsidiaries, other actions, events, results, strategies and expectations and are identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. Such forward-looking statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in or implied by such statements. These statements are based on the beliefs and assumptions of HRG’s management and the management of HRG’s subsidiaries. Factors that could cause actual results, events and developments to differ include, without limitation: that the review of strategic alternatives at HRG will result in a transaction, or if a transaction is undertaken, as to its terms or timing; the ability of HRG’s subsidiaries to close previously announced transactions, including statements regarding the closing of FGL’s merger with Anbang Insurance Group; the ability of HRG’s subsidiaries to generate sufficient net income and cash flows to make upstream cash distributions; the decision of the boards of HRG’s subsidiaries to make upstream cash distributions, which is subject to numerous factors such as restrictions contained in applicable financing agreements, state and regulatory restrictions and other relevant considerations as determined by the applicable board; HRG’s liquidity, which may be impacted by a variety of factors, including the capital needs of HRG’s subsidiaries; capital market conditions; commodity market conditions; foreign exchange rates; HRG’s and its subsidiaries’ ability to identify, pursue or complete any suitable future acquisition or disposition opportunities, including realizing such transaction’s expected benefits and the timetable for, completing applicable financial reporting requirements; litigation; potential and contingent liabilities; management’s plans; changes in regulations; taxes; and the risks that may affect the performance of the operating subsidiaries of HRG and those factors listed under the caption “Risk Factors” in HRG’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission.  All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized.  Neither HRG nor any of its affiliates undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results, except as required by law.

Source: HRG Group, Inc.
Investors and Media:
HRG Group, Inc.
James Hart, 212-906-8560
Investor Relations
investorrelations@HRGgroup.com

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